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                                                                 EXHIBIT 99(h)-5


ADDENDUM TO FUND ACCOUNTING SERVICING AGREEMENT

         This Addendum to the Fund Accounting Servicing Agreement, dated September 8, 1993, is entered into by and between Firstar Mutual Fund Services, LLC and the KEELEY Small Cap Value Fund, Inc. on this 30th day of September, 1998.

         WHEREAS, the mutual funds servicing division of Firstar Trust Company became a limited liability company and separate subsidiary of Firstar Bank, Milwaukee on September 30, 1998; and

         WHEREAS, the entity known as Firstar Trust Company ceased operations on September 30, 1998;

         NOW, THEREFORE, Firstar Mutual Fund Services, LLC will be the successor responsible party to the Agreement referenced above and will assume all responsibility for any acts or omissions during the time Firstar Trust Company was the named service provider under this same Agreement.

Firstar Mutual Fund Services, LLC           KEELEY Small Cap Value Fund, Inc.


By:\s\Michael R. McVoy                      By: \s\John L. Keeley, Jr.
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Attest:\s\Gail M. Zess                      Attest: \s\Mary A. Ferrari
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